Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Board of Directors and Shareholders
Countrywide Financial Corporation:
We consent to the use of our reports with respect to the consolidated financial statements and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectuses.
Our report dated March 11, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that Countrywide Financial Corporation and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the Company’s internal controls intended to ensure the proper accounting treatment of certain securitization transactions were not properly designed as of December 31, 2004. Specifically, these controls were intended to facilitate the proper sale accounting treatment pursuant to the provisions of Statement of Financial Accounting Standards No. 140, “Accounting For Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS 140”). These internal controls were not designed to address all relevant provisions of SFAS 140, specifically those relating to derivatives and retained interests, that require evaluation when concluding on the propriety of sale accounting treatment for a securitization transaction. As a result of these ineffectively designed controls, the Company recorded certain gains on the sales of mortgage loans in improper periods during 2004 and 2003. The Company has restated its quarterly financial information for each of the first three quarters in 2004 and the second and third quarters of 2003 to correct these accounting errors.
/s/ KPMG LLP
Los Angeles, California
February 9, 2006